Exhibit 10.70

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into as of March 3, 2023 (the “Effective Date”) by and among Orthofix Medical Inc. (the “Company”) and Doug Rice (the “Executive”) (collectively, the “Parties”).

WHEREAS, on January 5, 2023, the Company completed the transactions contemplated by the Agreement and Plan of Merger, dated as of October 10, 2022 (the “Merger Agreement”), by and among the Company, Orca Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and SeaSpine Holdings Corporation, a Delaware corporation (“SeaSpine”), pursuant to which Merger Sub merged with and into SeaSpine, with SeaSpine continuing as the surviving corporation (the “Transaction”);

WHEREAS, until the closing of the Transaction on January 5, 2023 (the “Closing”), the Executive served as the Company’s Chief Financial Officer (and as its Principal Financial and Accounting Officer as contemplated by rules of the Securities and Exchange Commission (the “SEC”)) (collectively, the “Officer Positions”);

WHEREAS, effective and conditioned upon the Closing, the Executive ceased to hold the Officer Positions and transitioned his employment with the Company to a non-officer role where he is providing assistance with integration activities in connection with the Transaction (the “Transition Role”);

WHEREAS, the Parties have agreed that the Executive shall continue to serve in a non-executive, employment role through June 30, 2023, at which time his employment relationship with the Company will cease;

WHEREAS, the Parties have previously entered into an Amended Change in Control and Severance Agreement, made and entered into as of November 1, 2016 (the “Change in Control and Severance Agreement”);

WHEREAS, capitalized terms used, but not defined, herein shall have the meaning given such terms in the Change in Control and Severance Agreement; and

WHEREAS, the Company and the Executive desire to set forth certain promises, agreements and understandings relating to the Transition Role.

NOW, THEREFORE, upon execution and non-revocation of this Agreement, in exchange for the terms and conditions set forth below, the Parties agree as follows:

1.
Target Employment Cessation Date and Separation Date.
(a)
Effective as of the Closing, the Executive transitioned from the position of Chief Financial Officer of the Company to the Transition Role. The Executive shall serve in the Transition Role through June 30, 2023 (such date, the “Target Employment Cessation Date”), or such earlier date if Executive’s employment is terminated prior to the Target Employment Cessation Date pursuant to the terms of this Agreement. Subject to the terms of this Agreement, Executive’s employment may be terminated in advance of the Target Employment Cessation Date

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by the Company, with or without Cause, by the Executive with or without Good Reason (as modified by this Agreement) or due to the Executive’s death or Disability. The date on which Executive’s employment with the Company terminates, regardless of whether such date is the Target Employment Cessation Date or an earlier date, is referred to herein as the “Separation Date”. During the period from the Effective Date through the Separation Date (the “Transition Period”), the Executive will remain an employee of the Company and the Change in Control and Severance Agreement will remain in effect except to the extent modified pursuant to this Agreement.
(b)
To the extent that the Separation Date does not occur prior to the Target Employment Cessation Date, the Parties agree that the Executive’s employment with the Company shall automatically terminate as of the close of business on the Target Employment Cessation Date.
(c)
During the period from the Effective Date through the Target Employment Cessation Date, the Parties agree that, as a result of the change in the Executive’s position from Chief Financial Officer of the Company to the Transition Role, the Executive shall possess CiC Period Good Reason under the Change in Control and Severance Agreement, and notwithstanding the second sentence in the definition of “CiC Period Good Reason” in the Change in Control and Severance Agreement, the Executive may provide notice of termination to the Company and have such termination treated as a termination for CiC Period Good Reason so long as such notice is provided to the Company at least fifteen (15) calendar days prior to the termination date referenced in such notice, and such termination date is no later than the Target Employment Cessation Date. If the Executive serves through the Target Employment Cessation Date, his termination of employment as of such date shall be treated under the Change in Control and Severance Agreement under the Change in Control and Severance Agreement as a termination by the Company without Cause during a CiC Period. Except as set forth in the preceding sentence and under Sections 2(c) and 3 below, the Executive’s rights in such circumstance shall be as provided in the Change in Control and Severance Agreement, and this Agreement will not be deemed to otherwise amend or alter the Parties’ respective rights and obligations under the Change in Control and Severance Agreement.
2.
Transition Period Consideration. Provided that the Executive signs this Agreement and complies with all of its terms, the Company shall provide the Executive with the following:
(a)
In lieu of receiving an annual base salary and annual cash incentive program bonus opportunity, the Executive will be paid a monthly fee of $65,000 during the Transition Period, payable in accordance with the Company’s regular payroll practices and less applicable deductions and tax withholdings (the “Transition Period Compensation”);
(b)
The Executive will remain eligible to receive a bonus with respect to the 2022 calendar year under the Company’s annual cash incentive program, to the extent that applicable performance goals related thereto have been achieved, which bonus will be payable at the same time as payments are made to other participants under the Company’s annual cash incentive program;
(c)
If Executive’s employment is terminated by the Company without Cause prior to the Target Employment Cessation Date, the Executive shall continue to be paid pursuant to

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clause (a) above through the Target Employment Cessation Date, and shall be treated under clause (b) above as having served through the Target Employment Cessation Date (i.e., the Transition Period Compensation will be paid with respect to the period between the applicable termination date and the Target Employment Cessation Date, notwithstanding that the Executive’s employment terminated prior to the Target Employment Cessation Date);
(d)
Through the Separation Date, the Executive will be eligible to continue to participate in the Company’s health insurance and other employee benefit plans (including the perquisites and benefits provided to executive officers with respect to reimbursement for tax preparation expenses, estate planning expenses, and annual physical exams), to the same extent as he was eligible on the Effective Date and in accordance with the terms of such health insurance and other employee benefit plans; and
(e)
The Executive will not receive any new equity-based compensation for the 2023 calendar year. The Executive will be eligible to vest in any Company equity awards that vest in accordance with the current terms of the applicable equity award agreements during the Transition Period and will maintain all rights with respect to such Company equity awards as are provided in the Change in Control and Severance Agreement (as further modified by Section 3 below).
3.
Extended Option Exercise Period. The Parties agree that Section 6(d) of the Change in Control and Severance Agreement is hereby amended such that the reference therein to “twenty four (24)-month period” shall be removed and replaced by “forty eight (48)-month period”.
4.
Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.
5.
Miscellaneous.
(a)
Except for injunctive relief as set forth in Section 9 of the Change of Control and Severance Agreement, the Parties agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in Lewisville, Texas, before a single arbitrator, with such arbitration to be conducted in accordance with the rules of the American Arbitration Association’s Commercial Arbitration Rules then in effect. Judgment on the arbitrator’s award may be entered by any court having jurisdiction. The Company shall be responsible for its own attorneys’ fees, costs and expenses and shall pay to the Executive an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the Executive in connection with such arbitration and entry of judgment, but only if the arbitrator determines that the Executive prevailed on a material issue of the arbitration. If there is any dispute between the Company and the Executive as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the Parties, and as to such dispute only, the burden of proof shall be on the Company.

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(b)
This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas (without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of Texas). Subject to Section 5(a) hereof, all actions or proceedings for injunctive relief arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of Texas having appropriate jurisdiction for Collin County, Texas. The Parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue therein and any defense of forum non conveniens.
(c)
This Agreement may be executed in any number of counterparts, each of which, when executed by both Parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.
(d)
The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.
(e)
This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
(f)
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. All rights under this Agreement are personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or disability by the Executive’s legal representatives, heirs and legatees.
(g)
Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(h)
Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company shall be directed to the attention of the General Counsel of the Company

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at the address of the Company’s headquarters, and notice to the Executive shall be directed to the Executive at the Executive’s most recent personal residence on file with the Company.
(i)
The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement all required withholding amounts and deductions, including but not limited to federal, state and local withholding amounts in accordance all applicable laws and regulations and deductions authorized by the Executive. The Executive shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Agreement.

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IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Transition Agreement as of the Effective Date.

DOUG RICE /s/ Doug Rice Doug Rice

ORTHOFIX MEDICAL INC. /s/ Keith Valentine Keith Valentine President and Chief Executive Officer

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